================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MATTEL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 MATTEL, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed:

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Notes:

                             [LOGO OF MATTEL, INC.]

                            NOTICE OF ANNUAL MEETING
                                      and
                                PROXY STATEMENT


                         Annual Meeting of Stockholders

                              Radisson Plaza Hotel
                              1400 Parkview Avenue
                          Manhattan Beach, California
                                  May 7, 1997

                                 MATTEL, INC.
                           333 CONTINENTAL BOULEVARD
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 7, 1997

  The Annual Meeting of the Stockholders of MATTEL, INC. will be held Wednesday, May 7, 1997 at 10:00 a.m., local time, in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  1. The election of directors;

  2. The ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1997; and

  3. Such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of one stockholder proposal that may be presented at the meeting and that is described in the attached Proxy Statement.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Mattel will be voted in accordance with instructions specified therein. It is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons named in the accompanying Proxy Statement, for proposal 2 and on other matters as recommended by the Board.

  The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Barnett Rosenberg
                                          Secretary

El Segundo, California
March 24, 1997

  IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTEREST BE REPRESENTED AT THE MEETING. THEREFORE, IF YOU ARE UNABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR STOCK WILL BE REPRESENTED.

                                 MATTEL, INC.

                           333 Continental Boulevard
                         El Segundo, California 90245

                               ----------------

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 7, 1997

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Mattel, Inc., a Delaware corporation ("Mattel" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting"), to be held at 10:00 a.m., local time, Wednesday, May 7, 1997 in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Meeting were mailed or delivered to the stockholders of Mattel on or about March 24, 1997.

RECORD DATE AND VOTING

  The Board has fixed the close of business on March 14, 1997 as the record date (the "Record Date") for the determination of the holders of common stock, $1.00 par value per share (the "Common Stock"), entitled to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 279,057,614 shares of Common Stock.

QUORUM, CUMULATIVE VOTING AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock he or she holds. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock are entitled to elect twelve directors with the twelve candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes per share of stock held in their name or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card and the shares voted will be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

  All proxies which are properly completed, signed and returned prior to the Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the Meeting and expressing a desire to vote his or her shares in person.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of Mattel's Common Stock as of February 15, 1997 by (i) each director and nominee for director, (ii) the Chairman and each of the four other most highly compensated executive officers of Mattel and (iii) all directors and executive officers of Mattel as a group:

                                                                                  AMOUNT AND NATURE
   NAME OF BENEFICIAL OWNER   POSITION WITH THE COMPANY                       OF BENEFICIAL OWNERSHIP(1)
   ------------------------   -------------------------                       --------------------------
   John W. Amerman            Chairman                                                1,631,702(2)
   Jill E. Barad              President, Chief Executive Officer & a Director         1,467,461(2)
   Dr. Harold Brown           Director                                                   58,945(3)
   James A. Eskridge          Director                                                  108,887(2)
   Tully M. Friedman          Director                                                   18,250(3)
   Joseph C. Gandolfo         President, Mattel Worldwide Manufacturing
                               Operations                                               571,103(2)
   Ronald M. Loeb             Director                                                   98,795(3)
   Edward H. Malone           Director                                                   16,551(3)
   Ned Mansour                President, Corporate Operations & a Director              155,620(2)
   Edward N. Ney              Director                                                   28,472(3)
   William D. Rollnick        Director                                                  167,070(3)
   Christopher A. Sinclair    Director                                                   16,000(3)
   Bruce L. Stein             President, Mattel Worldwide & a Director                        0(2)
   John L. Vogelstein         Director                                                  536,875(3)
   All Executive Officers
    and Directors as a group (24 persons)                                             5,504,332(4)

--------
(1) Except as set forth below, the directors and officers named above have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1% or more of any class of capital stock of the Company.

(2) Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within 60 days following February 15, 1997: Amerman, 810,098; Barad, 1,156,486; Eskridge, 108,887;
    Gandolfo, 535,987; Mansour, 142,969; and Stein, 0.

(3) Includes 15,000 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1997.

(4) The amount stated includes an aggregate of 3,471,541 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1997 and represents approximately 2.0% of the outstanding shares of Common Stock.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Twelve directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

  Information is set forth below concerning the nominees for directors. With the exceptions of Messrs. Eskridge and Malone who plan to resign from the Board of Directors immediately prior to the Meeting, all of the incumbent directors are also nominees for election as directors. Following the resignations of Messrs. Eskridge and Malone, there will be one vacancy on the Board of Directors which will be filled in due course following the selection of a suitable candidate by the Board of Directors. With the exception of Mr. Gandolfo, all of the nominees for election as directors are also incumbent directors. Each nominee has furnished the information as to his or her beneficial ownership of Common Stock as of February 15, 1997 and the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.

                                     PRINCIPAL OCCUPATION             DIRECTOR
             NAME                         OR POSITION             AGE  SINCE
             ----                    --------------------         --- --------
 John W. Amerman.............  Chairman of the Board (also a       65   1985
                                Director of Unocal, Inc. and
                                Vanstar Corporation)
 Jill E. Barad...............  President and Chief Executive       45   1991
                                Officer (also a Director of
                                BankAmerica Corporation and
                                Microsoft Corp.)
 Dr. Harold Brown............  Senior Managing Director of E.M.    69   1991
                                Warburg, Pincus & Co., LLC;
                                Counselor, Center for Strategic
                                and International Studies (also
                                a Director of International
                                Business Machines Corporation,
                                Cummins Engine Company, Alumax,
                                Inc., Philip Morris Companies,
                                Inc. and Evergreen Holdings,
                                Inc.)
 Tully M. Friedman...........  Founding Partner of Hellman &       55   1984
                                Friedman, a private investment
                                firm (also on the Advisory
                                Board of Tevecap, S.A., the
                                Board of Representatives of
                                Falcon Holding Group, L.P. and
                                a Director of APL Limited, Levi
                                Strauss & Co., McKesson
                                Corporation and MobileMedia
                                Corporation)
 Joseph C. Gandolfo..........  President, Mattel Worldwide         55
                                Manufacturing Operations
 Ronald M. Loeb..............  Partner in the law firm of Irell    64   1970
                                & Manella
 Ned Mansour.................  President, Corporate Operations     48   1996
 Edward N. Ney...............  Chairman, Board of Advisors,        71   1993
                                Burson-Marsteller (also a
                                Director of American Barrick
                                and BARTechnologies, Inc.)
 William D. Rollnick.........  Retired Chairman and a Director     65   1984
                                of Genstar Rental Electronics,
                                Inc.
 Christopher A. Sinclair.....  President and Chief Executive       46   1996
                                Officer of Quality Food Centers
                                (also a Director of Perdue
                                Farms, Inc., Quality Food
                                Centers and the Woolworth
                                Corporation)
 Bruce L. Stein..............  President, Mattel Worldwide         42   1996
 John L. Vogelstein..........  Vice Chairman of the Board,         62   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., LLC
                                (also a Director of ADVO, Inc.,
                                Aegis Group plc, Golden Books
                                Family Entertainment, Inc.,
                                Journal Register Company, LLC,
                                Knoll, Inc., LCI International,
                                Value Health, Inc. and Vanstar
                                Corporation)

  Except as set forth below, each of the directors has served in the capacity indicated in the table for at least the past five years. Mr. Amerman has served in the capacity indicated since January 1997. Prior to that, he served as Chairman of the Board and Chief Executive Officer of Mattel for more than five years. Ms. Barad has served in the capacity indicated since January 1997. Prior to that, she served as an executive officer of Mattel for more than five years. Mr. Mansour has served in the capacity indicated since August 1996. Prior to that, he served as an executive officer of Mattel for five years. Mr. Sinclair has served in the capacity indicated since September 1996. Prior to that, he served as Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International. Mr. Stein has served in the capacity indicated since August 1996. Prior to that, he served as President and Chief Executive Officer of SONY Interactive Entertainment, a consultant to DreamWorks SKG and Mandalay Entertainment, President and Chief Executive Officer of Marvel Entertainment Group and President of the Kenner Products division of Hasbro, Inc.

                            THE BOARD OF DIRECTORS

MEETINGS AND REMUNERATION

  During 1996, the Board held seven meetings, and no director attended less than 75% of the aggregate of all Board meetings and of all meetings held by any committee of the Board on which he or she served, except for Mr. Friedman.

  Non-employee members of the Board receive an annual retainer of $30,000 per year. Each Committee Chairman receives an annual fee of $4,000 per year and each non-employee committee member receives $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement which provides for the investment of such fees in Common Stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of Mattel. Pursuant to the terms of the Mattel 1996 Stock Option Plan, each new non-employee member of the Board receives upon their initial election to the Board options to purchase 15,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, the options terminate sixty days after the director ceases to be a member of the Board, for whatever reason. Upon each annual re-election to the Board, each non-employee member of the Board receives options to purchase either 5,000 or 10,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant. To recognize continued service on the Board, directors with five years of service or less receive options to purchase 5,000 shares of Common Stock, and directors with more than five years of service receive options to purchase 10,000 shares of Common Stock. The options vest at the rate of 25% per year and expire ten years from the date of grant; provided, however, the options terminate sixty days after the director ceases to be a member of the Board, for whatever reason.

COMMITTEES

  Mattel has an Audit Committee chaired by Mr. Rollnick and including Messrs. Friedman, Loeb and Vogelstein as members. During 1996, the Committee held seven meetings. The primary functions which the Audit Committee performs are to review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of Mattel's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  Mattel's Executive/Finance Committee, chaired by Mr. Vogelstein and including Messrs. Amerman, Friedman, Malone and Rollnick and Ms. Barad as members, also functions as a Nominating Committee. During 1996, the Executive/Finance Committee held two meetings. The Executive/Finance Committee has all the powers of the Board of Directors subject to limitations of applicable law. Sitting as a Nominating Committee, its primary functions are to submit to the Board for consideration nominees for membership to be presented to the stockholders for their election at the Annual Meeting of Stockholders; solicit recommendations and select persons as candidates to fill vacancies on the Board; and present to the Board its recommendations for committee assignments. The Committee will consider nominee recommendations by the stockholders. The names of any such nominee should be sent to the Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012.

  Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein and including Messrs. Malone, Rollnick and Sinclair as members. During 1996, the Compensation/Options Committee held five meetings. Its primary functions are to review compensation levels of members of management; evaluate the performance of management and consider management succession and related matters; and approve and oversee the various incentive plans, including the Company's stock option plans and incentive compensation plans.

  Mattel has a Foundation Committee chaired by Dr. Brown and including Messrs. Eskridge, Gandolfo and Ney and Ms. Barad as members. During 1996, the Foundation Committee held four meetings. The Foundation Committee provides direction to and approves the budget and major expenditures for the Mattel Foundation. Funded annually from corporate profits, the Mattel Foundation supports a variety of programs and organizations that primarily benefit children in need.

  Mattel has a Pension Committee chaired by Mr. Malone and including Messrs. Brown and Ney. During 1996, the Pension Committee held two meetings. The Pension Committee oversees the operation of Mattel's pension and employee retirement plans by reviewing investment policies and financial performance, selecting trustees and other fiduciaries and monitoring the administration of the plans.

                 REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

GENERAL

  The Compensation/Options Committee (the "Committee"), a committee composed entirely of directors who have never served as officers of the Company, approves and oversees the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Committee consults with the Chief Executive Officer except when reviewing his or her performance, in which case the Committee meets independently. The Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the five individuals named in the Summary Compensation Table (the "Compensation Table"). The Committee met five times during 1996.

STATEMENT ON PHILOSOPHY OF EXECUTIVE COMPENSATION

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, restricted stock, the Management Incentive Plan and the Long-Term Incentive Plan.

IMPLEMENTATION OF PHILOSOPHY

  The Company has retained the services of various compensation consulting firms to assist the Committee in connection with the performance of its duties, including developing compensation plans to achieve this policy. These firms provide data and advice to the Committee with respect to the compensation paid to senior officers of the Company. In addition, they periodically review the compensation plans in which each of the officers named in the Compensation Table participates and report to the Committee (i) whether the plans meet the objectives of motivating the officers to continue to achieve the superior stockholder return the Company has experienced and (ii) if the plans also achieve the objective of attracting and retaining qualified officers.

BASE SALARY

  Base salaries for the Chief Executive Officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically (typically once every eighteen months) and adjusted as warranted to reflect continued contributions and sustained individual performance. The Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone.

MANAGEMENT INCENTIVE PLAN

  Under the Company's Management Incentive Plan ("MIP"), incentive compensation is earned based on current year's performance as compared to business and financial goals for the year. These annual goals are established by the Committee at the beginning of the period and include Cash Flow Return on Investment ("CFROI") and operating profit, weighted 33% and 67%, respectively. CFROI is a measure of the cash flow generated by the Company's assets and is based on a formula developed by an independent financial consulting firm. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. In determining individual awards under the MIP, the Committee also considers individual accomplishments. The maximum annual amounts that the Chief Executive Officer and the four other officers named in the Compensation Table are eligible to receive under the MIP range from 75% to 100% of base salary. During 1996, annual goals under the MIP were not achieved on a corporate wide basis. Accordingly, no payments were made under the MIP for 1996 to the officers named in the Compensation Table. In 1996, Ms. Barad was awarded a special achievement bonus of $280,000 for services performed in 1995.

LONG-TERM INCENTIVE PLAN

  The individuals listed in the Compensation Table participate in the Company's Long-Term Incentive Plan (the "LTIP"). Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle with performance targets that relate to the long-range financial goals of the Company. The performance targets used to determine awards under the LTIP are based primarily on CFROI, revenue growth and earnings per share growth. Prior to April 1 of the first year of the three-year performance period, the Committee establishes, in writing, the level of each executive's participation and target levels for the performance criteria which must be achieved before incentive payments are awarded. Interim payments of performance awards for tracking to the three-year goals are made at the end of each year. Each interim award is paid annually in the first quarter of the following year. Individual participation is established by the Committee at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. During the three-year period covered by the Compensation Table, Mattel's Common Stock price, adjusted for stock splits, increased from $14.14 to $27.75, a 96% increase. Payments under the LTIP were made for 1996 for awards granted in 1996 to Messrs. Amerman, Gandolfo, Mansour and Stein and Ms. Barad of $420,000, $162,000, $240,000, $240,000 and $420,000, respectively.

EQUITY-BASED INCENTIVE COMPENSATION

  The 1996 Stock Option Plan (the "1996 Plan") authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted with an exercise price equal to the market price of Mattel's Common Stock on the date of grant and generally vest over four years. This approach is designed to motivate management to increase stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

  The Committee believes that significant equity interests in the Company held by the Company's management more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, the Company established stock ownership guidelines for senior management. Those executives to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in the Company. Compliance with these guidelines is monitored by the Committee and, while not mandatory, will be taken into consideration at the time future stock option grants are made.

INTERNAL REVENUE CODE SECTION 162(m)

  As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In 1996, Mr. Amerman earned a total compensation of $1,470,008 in salary and special achievement bonus. In 1996, Mr. Amerman was awarded a special achievement bonus of $370,000 for services performed in 1995. The Committee considers this level of compensation appropriate in light of Mr. Amerman's leadership of the world's largest toy company. Mr. Amerman's employment agreement with Mattel establishes a minimum base salary and the minimum benefits to which he is entitled under the compensation plans available to Mattel's executive officers. The Committee typically reviews Mr. Amerman's base salary every eighteen months. His base salary was not reviewed in 1996.

  In 1996, Mr. Amerman was also granted options to purchase 156,250 shares of Common Stock. These options are exercisable at $24.70 per share (fair market value on the date of grant) and vest in four equal annual installments commencing one year and one day after the date of grant. The primary basis for the Committee's granting of such options to Mr. Amerman was to provide him with a strong incentive to increase Mattel's value during the remainder of his employment and beyond and to ensure a successful transition upon his departure.

  In setting Mr. Amerman's compensation, the Committee relied heavily on its assessment of his short-term performance and long-term ability and dedication to enhance Mattel's value. In the short-term, Mattel reported record sales and earnings in 1996. In the long-term, over the nine full years of Mr. Amerman's service as Chief Executive Officer, Mattel's market value has increased by approximately $7.1 billion, and in the last eight of those years, Mattel reported record sales and earnings. This long-term performance is further highlighted on the nine year Performance Graph following this Report, which compares the total return of the Common Stock during Mr. Amerman's tenure as CEO to the total return over such period of the S&P 500 and the Recreation Products Group. Mattel's performance over such nine year period exceeded the S&P 500 by more than 3 times and the Recreation Products Group by more than 5 times. Accordingly, Mr. Amerman's total compensation for 1996 was based on both short-term performance and the long-term success of the Company under his leadership.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          Edward H. Malone
                                          William D. Rollnick
                                          Christopher A. Sinclair

                              PERFORMANCE GRAPH

                                 MATTEL, INC.

               Comparison of Nine Year Cumulative Total Return*

       Mattel, Inc., S&P 500, and Recreation Products Group 1988 to 1996



                              [PERFORMANCE GRAPH]

CUMULATIVE TOTAL RETURN*   1988   1989   1990   1991   1992   1993   1994    1995     1996
------------------------  ------ ------ ------ ------ ------ ------ ------ -------- --------
MATTEL, INC.............  $138.2 $287.3 $294.1 $608.9 $704.9 $774.3 $888.5 $1,370.3 $1,559.4
S&P 500.................   116.6  153.6  148.8  194.1  208.9  230.0  233.0    319.7    394.2
RECREATION PRODUCTS
 GROUP..................   112.0  138.9  125.1  155.6  197.2  240.1  219.4    270.8    295.4

* Annual Return assumes reinvestment of dividends. Cumulative Total Return assumes an initial investment of $100.

Recreation Products Group includes the Dow Jones Recreational Toys and Other Recreational Groups which include the following companies: Acclaim Entertainment, Inc.; Brunswick Corp.; The Walt Disney Company; Eastman Kodak Co.; Electronic Arts, Inc.; Harley Davidson, Inc.; Hasbro Inc.; International Game Technology Corp.; King World Productions, Inc.; Polaroid Corp.; Time Warner, Inc.; and Viacom, Inc.

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1996 for service rendered to the Company during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                               ------------------------
                                    ANNUAL COMPENSATION          AWARDS      PAYOUTS
                              -------------------------------- ------------ -----------
                                                     OTHER
                                                     ANNUAL    SECURITIES      LTIP      ALL OTHER
   NAME AND                               BONUS   COMPENSATION UNDERLYING     PAYOUT    COMPENSATION
PRINCIPAL POSITION       YEAR SALARY($)  ($)(1)      ($)(2)    OPTIONS(#)     ($)(1)       ($)(3)
------------------       ---- --------- --------- ------------ ------------ ----------- ------------
John W. Amerman......... 1996 1,100,008   370,000  2,262,000       156,250      420,000   146,882
 Chairman(4)             1995 1,042,318   915,800  2,262,000             0    2,611,550   138,078
                         1994   950,014   833,150     --         1,637,500      621,810   125,919
Jill E. Barad........... 1996   920,199   280,000  1,809,500       300,000      420,000    78,215
 President and Chief     1995   786,546   693,900  1,809,500             0    2,176,291    61,015
 Executive Officer(4)    1994   725,010   635,800     --         1,232,813      518,175    59,650
Joseph C. Gandolfo...... 1996   470,780         0  1,809,500        75,000      162,000    46,706
 President               1995   410,772   300,000  1,809,500        62,500    1,305,775    45,351
 Mattel Operations, Inc. 1994   390,000   300,000     --           685,938      310,905    42,523
Ned Mansour............. 1996   451,456         0     --           225,000      240,000    43,735
 President               1995   290,394   180,000     --            37,500      678,229    27,775
 Corporate Operations    1994   230,773   160,000     --                 0      112,272    22,067
Bruce L. Stein.......... 1996   231,316 1,000,000     --           400,000      240,000    21,448
 President
 Mattel Worldwide(5)

--------
(1) Amounts were earned in the years indicated. The annual bonus is generally paid in the first quarter of the following year and interim long-term incentive plan payouts are paid annually in the first quarter of the following year. Bonus amounts for Mr. Amerman and Ms. Barad for 1996 represent awards of a special achievement bonus for services performed in 1995 in the amounts of $370,000 and $280,000, respectively.

(2) Represents payments made in 1996 and 1995 in exchange for the cancellation of SARs granted in 1993.

(3) 1996 amounts consist of the taxable portion of premiums on Company-provided life insurance for Messrs. Amerman, Gandolfo, Mansour and Stein and Ms. Barad in the amounts of $23,766, $3,816, $2,756, $230 and $5,292, respectively, and contributions to the Company's Personal Investment Plan and PIP Excess Plan to the named individuals in the amounts of $123,116, $42,890, $40,979, $21,218 and $72,923, respectively.

(4) On December 31, 1996, Mr. Amerman resigned as Chief Executive Officer of the Company, and on January 1, 1997, Ms. Barad became Chief Executive Officer of the Company.

(5) Commenced employment in August 1996. Mr. Stein received a signing bonus of $1.0 million pursuant to the terms of his employment agreement. (See "Employment Agreements" below.)

  The following table sets forth certain information relating to options and SARs granted to the named executive officers in the 1996 fiscal year.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                           NUMBER OF     % OF TOTAL
                           SECURITIES   OPTIONS/SARS
                           UNDERLYING    GRANTED TO  EXERCISE OR             GRANT DATE
                          OPTIONS/SARS  EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
          NAME           GRANTED (#)(1) FISCAL YEAR    ($/SH)       DATE       ($)(2)
          ----           -------------- ------------ ----------- ---------- -------------
John W. Amerman.........    156,250         3.6%        24.70     1/17/06       772,048
Jill E. Barad...........    125,000         2.9%        24.70     1/17/06       617,641
                            175,000         4.1%        26.63     8/22/06       932,089
Joseph C. Gandolfo......     75,000         1.7%        24.70     1/17/06       370,584
Ned Mansour.............     75,000         1.7%        24.70     1/17/06       370,584
                            150,000         3.5%        25.00     7/29/06       750,176
Bruce L. Stein..........    400,000         9.3%        26.13      8/8/06     2,090,480

--------
(1) Options were granted at fair market value on the date of grant, were for a term of ten years and vest in four equal installments commencing one year and one day after the date of grant. Potential realizable value calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 6.05% risk-free rate; 3.17 year option term derived from historical exercise patterns; 0.82% dividend yield; 17.98% volatility factor; and the respective exercise price as set forth in the table above.
(2) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

  The following table shows exercises and values of options and SARs held by the named executive officers.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                                     OPTIONS/SARS AT FY-END        SARS AT FY-END
                         SHARES ACQUIRED   VALUE    ------------------------- -------------------------
                           ON EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME                 (#)          ($)         (#)          (#)          ($)          ($)
          ----           --------------- ---------- ----------- ------------- ----------- -------------
John W. Amerman.........    1,317,393    18,503,079    710,000     561,035     7,779,390    5,168,567
Jill E. Barad...........      194,025     3,111,965  1,076,408     680,858    12,541,485    4,881,955
Joseph C. Gandolfo......      326,385     4,126,685    501,612     160,937     6,123,253    1,308,509
Ned Mansour.............       62,500       960,537     97,754     299,511     1,338,328    1,645,847
Bruce L. Stein..........            0             0          0     400,000             0      650,000

--------
(1) The value of underlying securities is determined at exercise date or year-end, as the case may be, minus the exercise price or base price of "in-the-money" options.

                               RETIREMENT PLANS

  The Company adopted the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan (the "SERP") effective May 1, 1996. Under the SERP, a vested participant shall be entitled to a yearly benefit for their lifetime beginning at age sixty based on (i) Final Average Compensation, (the average annual compensation during the final three years of employment), and (ii) years of service, (up to a maximum of fifteen). A participant vests upon completing five years of service and attaining age fifty-five. The compensation used in determining Final Average Compensation under the SERP is the participant's base salary plus bonus paid under the Company's Management Incentive Plan. At December 31, 1996, Final Average Compensation under the SERP for Messrs. Amerman, Gandolfo, Mansour and Stein and Ms. Barad was $2,090,725, $712,500, $485,900, $620,000 and $1,581,444, respectively, and the years of credited service with the Company were 17, 6, 18, 0.3 and 16, respectively. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age sixty.

                      APPROXIMATE ANNUAL RETIREMENT BENEFITS RETIRING AT AGE 60
                      ----------------------------------------------------------
      FINAL AVERAGE
      COMPENSATION    5 YEARS OF SERVICE 10 YEARS OF SERVICE 15 YEARS OF SERVICE
      -------------   ------------------ ------------------- -------------------
       $  500,000          $ 41,667           $ 83,333            $125,000
          600,000            50,000            100,000             150,000
          700,000            58,333            116,667             175,000
          800,000            66,667            133,333             200,000
          900,000            75,000            150,000             225,000
        1,000,000            83,333            166,667             250,000
        1,250,000           104,167            208,333             312,500
        1,500,000           125,000            250,000             375,000
        1,750,000           145,833            291,667             437,500
        2,000,000           166,667            333,333             500,000
        2,250,000           187,500            375,000             562,500

                             EMPLOYMENT AGREEMENTS

  Mattel has entered into employment agreements with the executive officers named in the Summary Compensation Table in order to assure the continued service of such persons. Each of the agreements are identical, except as further specified below or in the paragraphs that follow that relate to each such person's individual agreement. Such agreements generally provide a three-year term of employment of the executives, five in the case of Ms. Barad, for salaries at the amounts set forth in the Summary Compensation Table and in their respective employment agreements. The termination date of each agreement is automatically extended by one month on the first day of each month during the period of employment. The agreements also provide for the executive's participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, any of the Company's stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally. Mattel may terminate the executive's employment for Cause (as defined in the agreements), if a majority, consisting of at least two-thirds of the non-management members, of the Board, determines that "Cause" exists. The executive may terminate his or her employment at any time for Good Reason (as defined in the agreements). "Good Reason" includes, among other things, any change in duties, authority or responsibility of the executive which is inconsistent with the executive's position as described in his or her respective agreement and any requirement by Mattel that the executive be based outside of Los Angeles, without the executive's consent. If the executive's employment is terminated for Cause or if the executive terminates his or her employment without Good Reason, Mattel shall pay the executive his or her full Base Salary (as defined in the agreements) through the termination date at the then effective rate. The agreements also provide for certain benefits in the event of termination of employment by death or disability. If Mattel terminates the executive's employment other than for Cause or Disability (as defined in the agreements) or the executive terminates his or her employment for Good Reason (in each case, other than within 18 months following a Change of Control (as defined in the agreements)), (i) Mattel shall pay to the executive a lump sum consisting of: (A) the executive's Base Salary through the termination date at the then effective rate; (B) a current year prorated MIP bonus; (C) an LTIP payment reflective of the executive's participation in the three-year plan; and (D) three (five, for Ms. Barad) times the sum of (x) the executive's annual Base Salary at the then effective rate and (y) the Average Annual Bonus (as defined in the agreements), but without proration; (ii) unexpired options granted to the executive under Mattel's stock option plans, which options have been granted for more than six months, shall become immediately exercisable, and the executive shall have a period of 90 days following the termination date to exercise all exercisable options; (iii) Mattel shall reimburse the executive for any expenses incurred which would have been payable by the Company had the executive not been terminated; (iv) until the earlier of (x) the third anniversary of the termination date or (y) the date the executive accepts other employment, Mattel shall provide to the executive certain employee benefits at Mattel's expense; and (v) credit shall be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive's actual age for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel's plans and programs. If, within 18 months following a Change of Control (as defined in the agreements), the executive terminates his or her employment for Good Reason or Mattel or the surviving entity terminates the executive's employment other than for Cause or Disability, Mattel shall pay to the executive a lump sum consisting of (A) the executive's Base Salary through the termination date at the then effective rate; (B) an amount equal to the prorated MIP bonus; (C) a prorated LTIP payment for the current year; (D) three (five, for Ms. Barad) times the sum of (x) the executive's annual Base Salary at the then effective rate and (y) the Maximum Annual Bonus (as defined in the agreements), but without proration; and (E) the full term payout for the three-year period of the LTIP (two times the full term payment, for Ms. Barad); as well as certain other benefits. If, with respect to payments made by the Company due to a change of control in the Company, the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

  Ms. Barad entered into an Amended and Restated Employment Agreement, dated as of July 29, 1996, which supersedes a previous employment agreement, dated as of November 30, 1993, between Ms. Barad and Mattel. The current employment agreement provides that Ms. Barad serve as President and CEO of Mattel from January 1, 1997 and continuing until her title is expanded (i) on a date in 1997 when Ms. Barad elects to assume the additional position of Chairman of the Board; or (ii) prior to the end of 1997, when Mr. Amerman's term as Chairman of the Board will expire and Ms. Barad is thereupon appointed to the position of Chairman of the Board, whichever comes first. Under the agreement, Ms. Barad is to receive a base salary at least equal to the salary in effect on the date of the agreement. Ms. Barad shall become vested in the SERP upon attaining age 50; provided, however, that Ms. Barad's eligibility to receive benefits under the SERP shall be postponed until she attains age 55. In addition, the provisions in her previous employment agreement relating to the home mortgage loan shall remain in effect, except that if Ms. Barad's employment is terminated for reasons other than for Cause by Mattel or for Good Reason by Ms. Barad, or in connection with a Change of Control (as such terms are defined in the agreement), the principal amount of the loan and all accrued unpaid interest shall be forgiven.

  Mr. Gandolfo entered into an Amended and Restated Employment Agreement, dated as of September 9, 1996, which supersedes a prior employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Gandolfo is to receive a Base Salary at least equal to the salary in effect on the date of the agreement.

  Mr. Mansour entered into an Amended and Restated Employment Agreement, dated as of July 29, 1996, which supersedes a previous employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Mansour is to receive a base salary at least equal to the salary in effect on the date of the agreement. In consideration of Mr. Mansour's agreement to waive and renounce any and all rights and benefits under the 1990 Supplemental Executive Retirement Plan, Mr. Mansour shall become vested in the SERP upon attaining age 50; provided, however, that Mr. Mansour's eligibility to receive benefits under the SERP shall be postponed until he attains age 55. Under the agreement, Mattel agreed to grant 150,000 stock options to Mr. Mansour under the 1990 Non-Qualified Stock Option Plan; and in both January 1997 and January 1998, grant 150,000 stock options under the stock option plan in effect at that time.

  Mr. Stein entered into an Employment Agreement, dated as of December 20, 1996, which supersedes a prior employment agreement with Mattel dated as of August 8, 1996. Pursuant to the agreement, Mr. Stein will receive a Base Salary at a biweekly rate of $23,847 until February 3, 1997 and $27,308 thereafter. Mr. Stein will also receive a signing bonus of $1,000,000. In addition, Mattel will provide to Mr. Stein a loan in the principal amount of $1,000,000, which loan shall be due and payable three years from the date the loan is made, with interest to accrue annually at LIBOR plus twenty-five basis points and payable upon maturity; provided that, if Mr. Stein is terminated for Cause by Mattel, the loan shall become due and payable, including interest accrued, 90 days after such termination date; provided further that, if Mr. Stein's employment is terminated for reasons other than for Cause by Mattel, for Good Reason by Mr. Stein, or in connection with a Change of Control, the principal amount of the loan and all accrued unpaid interest shall be forgiven. Mattel shall, upon the date of Mr. Stein's hire, grant Mr. Stein 400,000 stock options under the 1990 Non-Qualified Stock Option Plan; and in each of January 1997 and January 1998, grant Mr. Stein 150,000 stock options under the operative non-qualified stock option plan in effect at that time.

  Mr. Amerman entered into an Employment Agreement, dated as of September 23, 1996, which supersedes a prior employment agreement with Mattel dated as of November 11, 1993. The new agreement became effective on January 1, 1997. The new agreement provides that Mr. Amerman serve as the Senior Advisor to the CEO of the Company from January 1, 1997 through December 31, 1998. It further provides that unless Mr. Amerman elects otherwise, he shall continue in the role of Mattel's Chairman of the Board, until the earlier of (i) when Ms. Barad, in the role of CEO and with the concurrence of the Board, elects to assume the additional role of Chairman of the Board, or (ii) a majority of the Board appoints a new Chairman, or (iii) until December 31, 1997 when his tenure as Chairman of the Board will expire, and thereupon, Mr. Amerman will immediately relinquish his title and position as Chairman of the Board. For the term of the agreement, Mr. Amerman will receive a Base Salary at the bi-weekly rate of $42,308.00. In addition to the Base Salary, Mr. Amerman will participate in MIP and LTIP and in all retirement plans of Mattel and will be entitled to certain other benefits. If Mattel terminates Mr. Amerman's employment other than for Cause or Mr. Amerman terminates his employment for Good Reason, (i) Mattel shall pay to Mr. Amerman a lump sum constituting the balance of the bi-weekly salary payments which would have been paid to Mr. Amerman through December 31, 1998 had he continued in the employ of Mattel;
(ii) Mattel shall pay to Mr. Amerman any unpaid MIP bonus awards due to Mr. Amerman based on Mattel's corporate performance for the 1997 and 1998 MIP years; (iii) Mattel shall pay to Mr. Amerman an LTIP payment reflective of Mr. Amerman's participation in the three-year plan; (iv) unexpired options granted to Mr. Amerman under Mattel's stock option plans, which options have been granted for more than 6 months, shall become immediately exercisable, and Mr. Amerman shall have a period of 90 days following the termination date to exercise all exercisable options; (v) Mattel shall reimburse Mr. Amerman for any expenses incurred which would have been payable by the Company had Mr. Amerman's employment not been terminated; and (vi) Mattel shall provide to Mr. Amerman at Mattel's expense certain life-long benefits under the Company's employee benefit plans and certain fringe benefits until December 31, 2001. Mr. Amerman's employment agreement contains no Change of Control provisions.

                             CERTAIN TRANSACTIONS

  The law firm of Irell & Manella, of which Mr. Loeb is a partner, provided legal services to the Company during 1996.

  During 1996, the Company made payments in the aggregate of $691,116 to Electronic Catalogue Network ("ECN") for the production of a BARBIE infomercial and royalties based on resulting product sales. Thomas Barad, the husband of Jill Barad, Mattel's President and Chief Executive Officer, and a director of the Company, beneficially owns a 50% interest in ECN.

  On November 1, 1994, Mattel loaned $3.0 million at 4.12% per annum, (the short-term applicable federal rate for the month of September 1994), to Ms. Barad for the purchase of a home pursuant to the terms of her employment agreement. The loan is secured by a first deed of trust on the home and is payable in full on November 1, 1997. (See "Employment Agreements" above.)

  On August 19, 1996, Mattel loaned $1.0 million at 6.125% per annum, (one year LIBOR plus twenty-five basis points), to Mr. Stein pursuant to the terms of his employment agreement. Interest and principal are payable in full on August 19, 1999. (See "Employment Agreements" above.)

  On March 29, 1996, simultaneous with his resignation as Group President, Mattel Worldwide, James A. Eskridge's existing employment agreement with the Company was amended, and Mr. Eskridge also entered into a Consulting Agreement and Covenant Not to Compete with the Company. In consideration for the cancellation of Mattel's obligations resulting from Mr. Eskridge's leaving Mattel, Mr. Eskridge received a lump sum payment of $2.0 million. In consideration for four years of service to the Company as a consultant, Mr. Eskridge will receive a consulting fee of $850,000 per year, payable monthly. Mr. Eskridge's Consulting Agreement terminates on March 31, 2000. In consideration for a four year restriction on his ability to compete with the Company, Mr. Eskridge will receive lump sum payments upon the completion of each year in the following amounts: $1.5 million on December 31, 1996; $1.0 million on December 31, 1997; $1.0 million on December 31, 1998; and $1.0 million on December 31, 1999.

                                  PROPOSAL 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP has served as the Company's independent accountants since their appointment for fiscal 1975. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected Price Waterhouse LLP as Mattel's independent accountants for the year ending December 31, 1997. Representatives of Price Waterhouse LLP are expected to be present at the Meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  Audit services of Price Waterhouse LLP for 1996 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of Mattel's quarterly unaudited financial information.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                                  PROPOSAL 3
              STOCKHOLDER PROPOSAL REGARDING BOARD INCLUSIVENESS

  The Sisters of Charity of the Incarnate Word, beneficial owner of 4,550 shares of Common Stock, whose address is 2600 North Loop West, Houston, Texas 77092, and School Sisters of Notre Dame Cooperative Investment Fund, beneficial owner of 195 shares of Common Stock, whose address is 336 East Ripa Ave., St. Louis, Missouri, 63125, have notified the Company in writing that they intend to introduce at the Meeting the resolution which appears below. The resolution and a related supporting statement are followed by the recommendation of the Board of Directors against the proposal. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the stockholders.

Be it resolved that shareholders request:

  1. The nominating committee of the Board make a greater effort to find qualified women and minority candidates for nomination to the Board.

  2. The Board issue a statement publicly committing the company to a policy of board inclusiveness with a program of steps to take and the timeline expected to move in that direction.

  3. The company issue a report by September 1997 at a reasonable expense that includes a description of:

  a) efforts to encourage diversified representation on our board
  b) criteria for board qualification
  c) the process of selecting the board candidates
  d) the process of selecting the board committee members

STOCKHOLDERS' SUPPORTING STATEMENT

  We believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st century if our company is going to remain competitive. Our employees, customers and stockholders are now made up of a greater diversity of backgrounds than ever before. The report of the Department of Labor's 1995 bi-partisan Glass Ceiling Commission, "Good For Business: Making Full Use of the Nation's Human Capital," confirms diversity and inclusiveness in the workplace has a positive impact on the bottomline. A report of Standard and Poor 500 companies provided by Covenant Fund revealed ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2 1/2 times better that otherwise--comparable companies."

  In 1994 the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% of the fortune 500 companies in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies are selecting from only half of the talent of our workforce. Therefore we urge our corporation to enlarge its search for qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growingly diverse global market place by promoting and selecting the best people regardless of race, gender or physical challenge. We believe the judgments and perspectives of a diverse board would improve the quality of corporate decision-making.

  Since the board is responsible for representing shareholder interests in corporate meetings, a growing proportion of stockholders is now attaching value to board inclusiveness. A 1994 Investor Responsibility Research Center survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

  The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

  Robert Campbell, CEO of Sun Oil, stated in the Wall Street Journal, August 12, 1996, "Often what a woman or minority person can bring to the board is some perspective a company hasn't had before--adding some modern day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white-male gathering. They can also be inspirational to the company's diverse work force."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  Mattel recognizes the value of a diversified Board of Directors and has a long-standing commitment to seek the best qualified individuals for service on the Board, without regard to race, religion, national origin or gender. The Executive/Finance Committee of the Board, which sits as the Nominating Committee, seeks candidates whose abilities, accomplishments, experience and background will advance the Board's goal of enhancing stockholder value.

  While the Board is committed to the spirit of this proposal, it is concerned that a mandate requiring it to issue a policy publicly committing the Company to Board inclusiveness could interfere with its obligation to recruit the best qualified candidates, who may or may not fall within the groups specified by the proposal. Further, the Board does not believe that providing the requested report would advance in any significant way the proponents' goals, which are shared in principle by the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL, AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company not later than November 24, 1997. Such proposals should be addressed to the Secretary of the Company.

                            PRINCIPAL STOCKHOLDERS

  As of February 15, 1997, the only persons known by the Company to own beneficially or that may be deemed to own beneficially more than 5% of any class of its voting stock were:

        TITLE OF      NAME AND ADDRESS    AMOUNT AND NATURE OF PERCENT
         CLASS      OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP OF CLASS
        --------    -------------------   -------------------- --------
      Common Stock Oppenheimer Group,          21,994,862(1)     8.09%
                   Inc.
                   Oppenheimer Tower
                   World Financial
                   Center
                   New York, NY 10281
      Common Stock Brinson Partners,           15,973,079(2)     5.90%
                   Inc.
                   209 South LaSalle
                   Chicago, Illinois
                   60604

--------
(1) As reported in a Schedule 13G dated January 16, 1997 and filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. ("Oppenheimer Group") and Oppenheimer Capital, a subsidiary of Oppenheimer Group, the amount shown includes 21,976,788 shares of Common Stock owned by Oppenheimer Capital. The Schedule 13G states that Oppenheimer Group, Oppenheimer Capital, and certain of their affiliates may be deemed to share the voting and dispositive powers with respect to such shares of Common Stock owned by Oppenheimer Capital. Oppenheimer Group and such other affiliates expressly disclaim any shared voting and dispositive powers.
(2) As reported in a Schedule 13G dated February 12, 1997 and filed with the Securities and Exchange Commission by Brinson Partners, Inc. ("BPI"), Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding
    (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"), the amount shown includes 2,670,818 shares of Common Stock owned by BTC. The Schedule 13G states that SBC, SBCUSA, BHI and BPI may be deemed to share the voting and dispositive powers with respect to shares of Common Stock owned by BPI and BTC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of all Section 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1996, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the Meeting. If any other business properly comes before the Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

                           ANNUAL REPORT (FORM 10-K)

  THE COMPANY UNDERTAKES, ON WRITTEN REQUEST AND WITHOUT CHARGE, TO PROVIDE EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES. COPIES OF EXHIBITS NOT INCLUDED IN THE FORM 10-K ARE ALSO AVAILABLE, ON WRITTEN REQUEST, AT THE COMPANY'S COST THEREFOR. REQUESTS SHOULD BE ADDRESSED TO MATTEL, INC., 333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012, ATTENTION: SECRETARY.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, the Company has retained Georgeson & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $8,000 plus out-of-pocket costs and expenses.

  Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          Barnett Rosenberg
                                          Secretary

El Segundo, California
March 24, 1997

                                 MATTEL, INC.
P
R               PROXY SOLICITED BY THE BOARD OF DIRECTORS
O              ANNUAL MEETING OF STOCKHOLDERS MAY 7, 1997
X
Y

          JILL E. BARAD, NED MANSOUR and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, at 10:00 a.m. on the 7th day of May, 1997, or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

              Election of all Directors listed below:

              NOMINEES:

              John W. Amerman, Jill E. Barad, Harold Brown, Tully M. Friedman, Joseph C. Gandolfo, Ronald M. Loeb, Ned Mansour, Edward N. Ney, William D. Rollnick, Christopher A. Sinclair, Bruce L. Stein and John L. Vogelstein.

     SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SEE REVERSE SIDE

         PLEASE MARK
[X]      VOTES AS IN
         THIS EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND AGAINST
                                              ---                        -------
PROPOSAL 3.


1.  ELECTION OF DIRECTORS (named on reverse).

         FOR      WITHHELD
         [_]        [_]


                  MARK HERE
                  FOR ADDRESS
                  CHANGE AND   [_]
                  NOTE BELOW


---------------------------------------
For all nominees except as noted above.

                                                     FOR      AGAINST   ABSTAIN
2.  RATIFICATION OF THE SELECTION OF PRICE WATER-    [_]        [_]       [_]
    HOUSE LLP AS THE COMPANY'S INDEPENDENT
    ACCOUNTANTS.

3.  APPROVAL OF STOCKHOLDER PROPOSAL REGARDING       [_]        [_]       [_]
    BOARD INCLUSIVENESS

4.  TO CONSIDER AND ACT UPON SUCH OTHER BUSINESS
    MATTERS OR PROPOSALS AS MAY PROPERLY COME
    BEFORE THE MEETING.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                              Date
          -----------------------------     ----------------

Signature:                              Date
          -----------------------------     ----------------

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.